Exhibit 10.5    Service Agreement between K's Media and Shine Multimedia Co., Ltd., Dated as of December 23, 2007.

Service Agreement

This Agreement is made and entered into by and between Beijing Kaisixinzhong Advertising Co., Ltd. (hereinafter referred to as “Party A”) and Beijing Shine Multimedia Co., Ltd. (hereinafter referred to as “Party B”).

Whereas,

Party A is a duly registered new media development entity focusing on entertainment places and high end consumer base; and Party B is an integrated supplier of songs and VOD systems for KTVs and night clubs.

Party A and Party B, in the spirit of equality and mutual benefits, cooperation for win-win, and for the purpose of creating a stylish new entertainment culture together, hereby reachan agreement with the terms and conditions set forth below on the basis of voluntariness, equality and mutual benefit through friendly negotiation with respect to developing advertisement carrier products, including, but not limited to, video, advertisement carriers, on-the-spot experiential marketing activities, and the sale of aforesaid products within target entertainment places such as KTVs and night clubs.

Party A and Party B agree to enter into a 10-year exclusive service cooperation agreement (“the Agreement”), and Party B shall be responsible to contact other manufacturers who can provide video advertising platforms.

I.	Party A’s Obligations

1.	Party A shall invest liquid funds necessary for the project as set forth herein.

2.	Party A shall make payments based on contract signing progress of the Transferee and agreements signed by the Transferee and KTVs/night clubs which meet the Company’s standards for contract signing.

3.	Monitor and inspect the work progress of Party B and pay contract signing fees to service providers.

4.	Make decisions on cities where contracts are going to be signed and progress of contract signing, and solve any problem in connection with contract signing which need to be solved by the Company.

5.
After implementation of the work by the Company, if competitors are engaged in the business in the same manner with lower prices, the Company shall promptly adjust policies, in which case the Transferee’s equity rights shall not be affected if the Transferee fails to complete the tasks for share transfer in connection therewith.

II.	Party B’s Obligations

1.
Responsible for the execution of exclusive agency contracts between the Company and KTVs/night clubs for playback of video advertisements on TV screens in each room, and looking for opportunities of cooperation with KTVs/night clubs in other forms of advertising such as graphic advertising, sample distribution and print ads. The contracts are for 5 years, and must be entered into directly between the Company and KTVs/night clubs. The contracts shall be prepared and confirmed by the Company, and constitute a uniform contract which will be performed by the Transferee. (See Appendix 1 for the contract sample)

2.
After execution of the contracts, responsible for installation and maintenance of ads playback related equipment in KTVs/night clubs as well as implementation and administration of ads in publications; also responsible for feedback of ads monitoring data in a timely manner.

3.
In accordance with the Company’s contract signing costs for the work, coordinate the compensation for contract signing and earnings for service obligations for Beijing Shine Multimedia Co., Ltd. (See Appendix 2 for details)

4.
Requirements for KTVs/night clubs: the Company maintains detailed policies for size, class, customer flow and location of KTVs/night clubs to be signed with, and the KTVs/night clubs signed by the Transferee shall meet the Company’s these requirements. See Appendix 2.

5.
According to the Party A’s development plan, the total number of KTVs to be signed with by Party B in three years shall reach 1,800. For the first year, Party B shall complete signing 600 contracts with KTVs/night clubs accepted by the Company; for the second year, Party B shall complete signing 600 contracts with KTVs/night clubs accepted by the Company; and for the third year, Party B shall complete signing another 600 contracts with KTVs/night clubs accepted by the Company.

III.	Awards

1.
For the part of KTVs/night clubs exceeding the required numbers set forth above, Party B shall be entitled to receive awards, which is USD 66.7 in cash for each additional contract (Note: all amounts herein are converted from RMB based on an exchange rate at 1 USD = 7.5 RMB).

2.
In case the costs for Party B to sign contracts, operate and maintain the same are lower than the budget, Party B shall be entitled to a Profit Making Award, and 50% of saved costs will be awarded to the contract signing team in the form of cash. For example, if the budget is USD 666,666.7, while the Transferee only utilized USD 533,333.3 to complete the amount of contracts and maintain the contracts in good conditions, the Transferee will receive a bonus of USD 66,666.7.

IV.	Violation

1.	The Agreement will become null and void if Party A fails to provide the liquid funds reasonably required as set forth herein.

2.
Party B may discontinue the contract signing work if Party A fails to make payments to Party B for contracts signed in such a way that the number of contracts signed for which payments are delinquent reaches 20.

3.
Party A shall have the right to cancel the Agreement if Party B fails to sign contracts with 600 KTVs/night clubs approved by Party A or sign exclusive video media advertising agreements with 800 KTVs/night clubs.

V.
The Agreement is executed in four copies, each transferor and transferee will hold one copy. For any issues not covered herein, the two parties shall otherwise negotiate. If not settlement is reached through negotiation, either party may submit the issue concerned to the People’s Court of Haidian District, Beijing.

Party A:	Party B:
Date: Dec 23, 2007

Appendix 2:

I. Target Cities

Party A requires Party B to sign contracts with KTVs/night clubs first in cities of Beijing, Shanghai and Guangzhou. Future target cities will be further determined according to the customer base and business development of Beijing Shine Multimedia Co., Ltd. in major cities across China.

II. Target KTVs/Night Clubs

Target KTVs/night clubs shall be mid- and high-class KTVs/night clubs and some influential KTVs in target cities. Classes are subject to average consumption, decoration, service quality and sources of customers of the KTVs. And the full-year average occupancy of the target KTVs shall not be lower than 50%.

III. Contract-signing Costs

1.
Party A will divide target KTVs into Classes A, B and C based on indicators such as their influences and consumption levels of customers. Contract-signing costs for Class A KTVs shall not be higher than USD 33.3/month * rooms; contract-signing costs for Class B KTVs shall not be higher than USD 20/month * rooms; and contract-signing costs for Class B KTVs shall not be higher than USD 13.3/month * rooms. The Transferee shall assist the Company in signing exclusive advertising cooperation agreements with KTVs of the three classes above according to the sequence and quantity required by the Company. In case of special situations, investment of costs to sign contracts may be determined by Party A depending on the importance.

2.
Party B undertakes to assist Party A in signing contracts as described in Appendix 1 with at least 50 target KTVs a month, and undertakes to assist Party A in signing contracts as described in Appendix 1 with at least 600 target KTVs in a year or 800 target KTVs in 18 months.

IV. Service Items

1.	Party B undertakes to utilize the resources of Shine Multimedia to complete the following service items:

(1)	Software interfaces for advertisement playing systems;

(2)	Complete advertisement publications for KTVs with which contracts have been signed as required by Party A;

(3)	Collect and return advertisement monitoring data as required by Party A;

2.	Monthly Report on Operation of Signed KTVs/Night Clubs

Party B shall submit a report on operation of signed KTVs/night clubs every month, which shall cover information including but not limited to operation/closure and operation results of signed KTVs.

V. Fees and Expenses

1. Contract-signing Service Fee

Contract-signing service fee refers to rewards for signed service providers according to agreements between Party A and signed service providers, which vary depending on counter parties of signed service providers. This fee includes all and any expenses in connection with signed service providers, and Party A will not make any other payment therewith.

Classification of contract-signing service fees for target KTVs: USD 1,333.3 for Class A KTVS, USD 1,066.7 for Class B KTVs, and USD 800 for Class B KTVs.

Terms of payment for the fee: Upon confirmation, the Company will deposit 50% of the signing service fee into an account specified by a service provider within three months after the contract is signed; the remaining fee will be paid averagely at each year-end from the second to the fifth year within the contract term. The Company will stop making payments with respect to unpaid service fee if the signed KTV is closed down or refuses to perform the contract.

2. Ads Publication and Daily Maintenance Service Fee

The Company will pay a maintenance fee of USD 66.7 to the maintenance service provider for each signed KTV in every month, and the maintenance service provider shall provide maintenance service at least two times a month; for emergency maintenance, a service fee of USD 66.7 shall be paid separately for each time of maintenance. Party A shall pay this fee within three months upon completion of each service. The maximum service term is three years, after which, Party A and Party B shall otherwise negotiate to determine whether Party B shall continue providing the service. Either party may choose to stop the provision of maintenance service within the three year by giving a 30-day notice to the other party.

3. Costs for interfaces of advertisement playing systems

Based on different software playing platforms and in accordance with advertisement playing systems as required by Party A, Party A will sign exclusive interface agreements on advertisement playback with original manufacturers of playback platforms with respect to development of software, playback interfaces, data statistics and data upload functions in order to implement the systems, and pay interface and function development cost of USD 4,000, of which USD 1,333.3 will be prepaid and the other USD 2,666.7 will be paid in two installments within six months provided the systems fully meet the Company's criteria for advertisement playback.

VI. Penalty for Breach of Contract
1.
If the maintenance service provider falsely report times of maintenance, Party A will deduct the service fee of the month in which the falsely reported maintenance falls, and the Company may look for a new maintenance service provider.

2.
If the maintenance service provider fails to complete the services required by Party A as set forth in the contract, Party A will deduct the service fee in 2 times of the amount involved in uncompleted tasks.

3.
If the developer of software interface playback platform fails to finish the interface development as required by Party A, Party A shall have the right to recover the prepaid platform development fee of USD 13,333.3, and Party A shall have the right to refuse payment of the remaining development fee if the developer fails to meet Party A’s standards and fails to correct within an agreed time.